Exhibit 99

KonaTel Reports Second Quarter 2024 Results and California Expansion

Focus on California Lifeline and Hosted Services Expansion

DALLAS, August 14, 2024 -- KonaTel, Inc. (OTCQB: KTEL) (www.konatel.com), a voice/data communications holding company, today announced financial results for the three-month period ended June 30, 2024.

Second Quarter 2024 Financial Summary

•	Revenues of $4.3 million, down 5.6% compared to the second quarter last year.
•	Gross profit of $900,000, up 16.2% compared to the second quarter last year.
•	Operating loss of $(1.3) million compared to operating loss of $(1.0) million in the second quarter last year.
•	GAAP net loss of $(1.1) million, or $(0.03) per share, compared to $(1.2) million, or $(0.03) per share, in the second quarter last year.
•	Non-GAAP net loss of $(885,000), or $(0.02) per diluted share, compared to Non-GAAP net loss of $(900,000), or $(0.02) per diluted share, in the second quarter of last year.

•	Cash remained healthy at $3.7 million versus $1.1 million for the same quarter last year, and $3.9 million in Q1 2024.

Sean McEwen, Chairman and CEO of KonaTel stated, “In Q1 we were optimistic Congress would have taken swift action to preserve highspeed broadband internet service subsidies for the then 23 million low-income American families under the ACP program. Unfortunately, that did not occur.”

McEwen continued, “Although we have no information regarding Congress’ intentions to re-fund ACP, on a positive note, we have seen some recent ACP re-funding movement. On July 30, 2024, a bipartisan group of lawmakers in the House of Representatives introduced legislation proposing $6 billion to extend ACP. Additionally, on July 31, 2024, the Senate Commerce Committee approved advancement of the Plan for Broadband Act S.2238. The proposed Act includes $7 billion for ACP re-funding along with proposed funding for additional telecommunication projects.”

Following are highlights of the quarter:

•	Despite the loss of ACP revenue, we have substantially maintained our Lifeline revenue from Q1 2024 to Q2 2024. After strengthening our balance sheet in Q1 2024 without diluting shareholders (i.e., without issuing additional shares), we have been redeploying capital to successfully accelerate our California Lifeline business where the subsidy (Federal plus California) is substantially higher, about 300%, than typical Lifeline states.
•	With substantially the worst behind us, regarding the lack of ACP re-funding, we have mostly realized the negative impact of Congress’s failure to re-refund ACP. Our California Lifeline growth is beginning to replace the loss of ACP revenue. During Q2 2024, we reached a milestone, the largest number of active California Lifeline lines in the Company’s history.
•	It is important to note that up to this point, our Lifeline growth has utilized our capital resources; however, in addition to our self-funded sales efforts, we are also deploying our “asset light” Lifeline expansion strategy (i.e., employing our distribution partners to cover customer acquisition costs and monthly recurring network costs). As of this release, we have already contracted with four (4) distribution partners to deploy service under our Asset Lite program.
•	While we remain hopeful Congress may re-fund ACP, we have already positioned the Company for growth across additional and expanded market segments, including California Lifeline expansion and growth within our hosted services division, supported by our private national network and CPaaS platform (i.e., SIP service, SIP service with Microsoft Teams Integration, Termination Services, wireless POTS replacement, SD-WAN, and wireless Messaging Services).

•	For example, we recently launched wireless-based wholesale POTS (“Plain Old Telephone Service”) replacement service utilizing our national CPaaS network platform with deep integration to U.S. wireline and wireless carriers. We are employing a wholesale distribution strategy to support CLECs, ILECs and other resellers that are moving their legacy POTS customers to modern POTS solutions as directed by the FCC’s POTS modernization objectives. There are approximately 30 million legacy POTS lines across the nation used in a variety of applications, including Elevator Call Boxes, Fax Machines, Fire & Burglar Alarms, and HVAC & Equipment Monitoring. Our wireless POTS solution provides stable, long-term recurring revenue, and so far, we have already signed six (6) wholesale POTS MSAs (“Master Service Agreements”) for national distribution.

Quarterly Financial Summary (Q2 2024 vs. Q2 2023)

Revenue of $4.3 million, a decrease of 5.6% compared to $4.6 million for reasons discussed above. The decrease in revenue was primarily due to the loss of mobile services revenues under the ACP Program, which only partially funded in May of 2024, and ended on June 1, 2024.

Gross profit was $900,000, or 20.7% gross profit margin, compared to $774,000, or 16.8% gross profit margin. This increase primarily resulted from adding higher ARPU activations in our Mobile Services segment, and sourcing lower compensation and network costs.

Total operating expenses were $2.2 million, compared to $1.8 million. This increase was primarily due to higher payroll and related expense associated with the addition of headcount in our Apeiron subsidiary.

GAAP net loss was $(1.1) million, or $(0.03) per diluted share (based on 43.4 million weighted average shares), compared to a net loss of $(1.2) million, or $(0.03) per diluted share (based on 42.5 million weighted average shares).

Non-GAAP net loss was $(885,000), or $(0.02) per diluted share, compared to Non-GAAP net loss of $(900,000), or $(0.02) per diluted share.

Balance Sheet

The Company ended the quarter with $3.7 million in cash, compared to $777,000 on December 31, 2023.

Year-to-Date Financial Detail (First Six Months of 2024 vs. First Six Months of 2023)

Revenues increased 15.6% to $10.0 million compared to $8.6 million, reflecting a 22.1% increase in Hosted Services revenues and a 13.0% increase in Mobile Services revenues.

Gross profit was $2.0 million, or 20.3% gross profit margin, compared to gross profit of $1.8 million, or 20.6% gross profit margin. This increase primarily resulted from adding a higher percent of activations in the California market in our Mobile Services segment, and sourcing lower per subscriber equipment and network costs.

Total operating expenses were $4.1 million, up 18.9% compared to $3.5 million. This increase was primarily due to higher payroll and related expense associated with the addition of headcount in our Apeiron subsidiary, as well as higher common stock expense from ISO grants provided in Q4 2023.

GAAP net income was $7.0 million, or $0.16 per diluted share (based on 43.3 million weighted average shares), compared to net loss of $(2.1) million, or $(0.05) per diluted share (based on 42.5 million weighted average shares). This increase was a result of the gain on sale recognized as part of our sale of 49% interest in IM Telecom.

Non-GAAP net loss was $(1.6) million, or $(0.04) per diluted share, compared to non-GAAP net loss of $(1.5) million, or $(0.04) per diluted share.

About KonaTel

KonaTel provides a variety of retail and wholesale telecommunications services, including mobile voice/text/data service supported by national U.S. mobile networks, mobile numbers, SMS/MMS services, IoT mobile data service, and a range of hosted cloud services. KonaTel’s subsidiary, Apeiron Systems (www.apeiron.io), is a global cloud communications service provider employing a dynamic “as a service” (CPaaS/UCaaS/CCaaS/PaaS) platform. Apeiron provides voice, messaging, SD-WAN, and platform services using its national cloud network. All Apeiron’s services can be accessed through legacy interfaces and rich communications APIs. KonaTel’s other subsidiary, Infiniti Mobile (www.infinitimobile.com), is an FCC authorized national wireless ACP and Lifeline carrier with an FCC approved wireless

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Lifeline Compliance Plan, licensed to provide government subsidized cellular service to low-income American families across thirty-six (36) states. KonaTel is headquartered in Plano, Texas.

Safe Harbor Statement

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this Press Release. This Press Release should be considered in light of the disclosures contained in the filings of KonaTel and its “forward-looking statements” in such filings that are contained in the EDGAR Archives of the SEC at www.sec.gov.

Contacts

D. Sean McEwen
(214) 323-8410
inquiries@konatel.com

-- Unaudited Balance Sheets and Statements of Operations Follow –

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KonaTel, Inc.

Consolidated Balance Sheets

(unaudited)

	June 30, 2024	December 31, 2023
Assets
Current Assets
Cash and Cash Equivalents	$3,681,162	$777,103
Accounts Receivable, Net	1,840,237	1,496,799
Inventory, Net	554,859	1,229,770
Prepaid Expenses	106,688	129,706
Other Current Assets	1,010,797	—
Total Current Assets	7,193,743	3,633,378

Property and Equipment, Net	19,285	24,184

Other Assets
Intangible Assets, Net	323,468	634,251
Right of Use Asset	382,426	443,328
Other Assets	74,543	74,543
Total Other Assets	780,437	1,152,122
Total Assets	$7,993,465	$4,809,684

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts Payable and Accrued Expenses	$3,139,243	$3,709,691
Loans Payable, Net of Loan Fees	—	3,655,171
Right of Use Operating Lease Obligation - Current	131,787	127,716
Total Current Liabilities	3,271,030	7,492,578

Long Term Liabilities
Right of Use Operating Lease Obligation - Long Term	274,457	330,511
Total Long Term Liabilities	274,457	330,511
Total Liabilities	3,545,487	7,823,089
Commitments and Contingencies
Stockholders’ Equity (Deficit)
Common stock, $.001 par value, 50,000,000 shares authorized, 43,472,954 outstanding and issued at June 30, 2024 and 43,145,720 outstanding and issued at December 31, 2023	43,473	43,146
Additional Paid In Capital	9,669,809	9,182,140
Accumulated Deficit	(5,265,304)	(12,238,691)
Total Stockholders’ Equity (Deficit)	4,447,978	(3,013,405)
Total Liabilities and Stockholders’ Equity (Deficit)	$7,993,465	$4,809,684

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KonaTel, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$4,343,179	$4,601,426	$9,979,016	$8,633,145
Cost of Revenue	3,443,472	3,827,374	7,951,804	6,857,214
Gross Profit	899,707	774,052	2,027,212	1,775,931

Operating Expenses
Payroll and Related Expenses	1,341,046	1,107,303	2,793,146	2,246,849
Operating and Maintenance	1,421	1,621	2,965	3,321
Bad Debt	—	—	1,448	14
Professional and Other Expenses	231,302	204,023	341,525	463,418
Utilities and Facilities	59,332	52,030	110,118	109,075
Depreciation and Amortization	2,449	3,088	4,899	6,176
General and Administrative	44,573	43,259	105,968	83,492
Marketing and Advertising	27,031	46,490	61,027	84,008
Application Development Costs	387,800	299,629	593,883	443,158
Taxes and Insurance	59,115	16,907	113,550	33,163
Total Operating Expenses	2,154,069	1,774,350	4,128,529	3,472,674

Operating Loss	(1,254,362)	(1,000,298)	(2,101,317)	(1,696,743)

Other Income and Expense
Gain on Sale	—	—	9,247,726
Interest Expense	—	(179,630)	(104,329)	(341,132)
Other Income/(Expense), net	(4,763)	(42,792)	(68,693)	(99,542)
Total Other Income and Expenses	(4,763)	(222,422)	9,074,704	(440,674)

Income Before Income Taxes	(1,259,125)	(1,222,720)	6,973,387	(2,137,417)

Income Tax Expense (Benefit)	(149,428)	—	—	—

Net Income (Loss)	$(1,109,697)	$(1,222,720)	$6,973,387	$(2,137,417)

Earnings (Loss) per Share
Basic	$(0.03)	$(0.03)	$0.16	$(0.05)
Diluted	$(0.03)	$(0.03)	$0.16	$(0.05)
Weighted Average Outstanding Shares
Basic	43,412,602	42,520,720	43,301,670	42,539,672
Diluted	43,412,602	42,520,720	43,301,670	42,539,672

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